AMENDMENT NO.3 TO

NOTE PURCHASE AGREEMENT

AND LIMITED WAIVER

This Amendment No. 3 to Note Purchase Agreement and Limited Waiver dated as of July 19, 2005, is between United Expressline, Inc., an Indiana corporation (the "Company"), and The Huntington Capital Investment Company, an Ohio corporation ("HCIC"). Unless otherwise specified in this Amendment, capitalized terms used in this Amendment have the meanings ascribed to them in the Purchase Agreement (as hereinafter defined).

WHEREAS, the Company and HCIC are parties to a Note Purchase Agreement, dated as of July 27, 2001, as amended (as further amended, supplemented, restated or otherwise modified from time to time, the "Purchase Agreement");

WHEREAS, the Company is in violation of certain covenants contained in the Purchase Agreement;

WHEREAS, the Company has asked HCIC to amend the Purchase Agreement as set forth herein; and

WHEREAS, the Company has asked HCIC to waive its noncompliance with certain covenants in the Purchase Agreement and, subject to the terms and conditions of this Amendment, HCIC has agreed to do so;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.            Amendment to the Purchase Agreement. Subject to the satisfaction of the conditions set forth in Section 7 of this Amendment, the parties hereby agree to amend the Purchase Agreement as follows:

(a)	to delete Section 6.9 and replace it in its entirety as follows:

"6.9        Leasehold Obligations; Material Agreements. The Company shall at all times pay, when and as due, its rental obligations under all material leases under which it is a tenant or lessee, and shall otherwise comply, in all material respect, with all other terms of such leases and keep them in full force and effect and, at the request of the Holders Representative, will provide evidence of its having done so. The Company shall comply in all material respects with all agreements, indentures, mortgages, deeds of trust or other agreements binding on it or affecting its properties or business where the failure to so comply would have a Material Adverse Effect; provided however that any failure to comply with the Senior Loan Documents shall not be deemed to be an Event of Default hereunder except to the extent set forth in Section 8.1(e)."

(b)	to delete Section 6.12(b) and replace it in its entirety as follows:

"(b)        the occurrence of an event of default or an event which with the passage of time or giving of notice of both constitutes an event of default under any of the Senior Loan Documents or under any instrument or agreement evidencing any other Indebtedness of the Company, which notice must specify the nature of such event, condition or default and what action the Company has taken or is taking or proposes to take with respect thereto; provided however that any failure to give notice hereunder with respect to a default under the Senior Loan Documents shall not be deemed to be an Event of Default hereunder; or"

(c)	to delete Section 6.18(a) and Section 6.18(c) in their entirety;
(d)	to delete Section 6.18(b) and replace it in its entirety as follows:

"(b)        Minimum Fixed Charge Coverage Ratio. For each Cumulative Twelve Month Fiscal Period commencing with the Fiscal Month ending June 30, 2005, the Company shall maintain a ratio of EBITDA to Fixed Charges of not less than 1.0 to 1.0.";

(e)	to delete Section 8.1(d) and replace it in its entirety as follows:

"(d)        Purchase Documents; Other Agreements. (i) Failure by the Company or any guarantor or obligor to perform, keep or observe any other term, provision, condition or covenant contained in the Purchase Documents or the Other Agreements that is required to be performed, kept or observed by any of them, or (ii) the occurrence of an Event of Default under (and as defined in) this Agreement or any of the Other Agreements."

(f)	to delete Section 8.1(e) and replace it in its entirety as follows:

"(e)        Cross-Default. (i) Default by the Company in respect of: (A) any Indebtedness of the Company in excess of One Hundred Thousand Dollars ($100,000), in the aggregate, other than the Senior Debt, or (B) any of the Other Agreements, where, in the case of either clause (A) or (B), such default could permit the holder of such Indebtedness to accelerate such Indebtedness or any portion thereof to the extent such default has not been waived, or (ii) default by the Company in respect of any Material Agreement where such default (A) would permit the other party or parties to such agreement to terminate such agreement, or (ii) has resulted or could reasonably be expected to result in a Material Adverse Effect, or (iii) acceleration by the Senior Lender of the Senior Debt."

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(g)	to delete Section 8.1(g) in its entirety;

(h)           to delete the definition of "EBITDA" in Section 11.1 and replace it in its entirety as follows:

"EBITDA" means, with respect to any period, the Company's net income after taxes for such period (excluding any after-tax gains or losses on the sale of assets (other than the sale of Inventory in the ordinary course of business) and excluding other after-tax extraordinary gains or losses) plus interest expense, income tax expense, depreciation and amortization for such period, plus or minus any other non-cash charges or gains which have been subtracted or added in calculating net income after taxes for such period, all on a consolidated basis."

(i)	to add the following definition of "Fixed Charges" to Section 11.1:

"'Fixed Charges" means for any period, without duplication, scheduled payments of principal during the applicable period with respect to all indebtedness of the Company for borrowed money (which, for purposes hereof, shall be limited to scheduled payments of principal to Senior Lender based on $5,208.33 per month on a proforma basis until such time as an actual trailing twelve months has been established), plus scheduled payments of principal during the applicable period with respect to all capitalized lease obligations of the Company, plus scheduled payments of interest during the applicable period with respect to all indebtedness of the Company for borrowed money including capital lease obligations, plus unfinanced Capital Expenditures of the Company during the applicable period, plus payments during the applicable period in respect of income or franchise taxes of the Company."; and

(j)	to delete the definition of "Fixed Charge Coverage Ratio" in Section 11.1;

(k)          to delete the definition of "Senior Lender" in Section 11.1 and replace it in its entirety as follows:

"Senior Lender" means LaSalle Business Credit, LLC, together with its successors and assigns, and any Person who replaces or refinances all or part of the Senior Debt under the terms set forth in Section 7.1(c)."

(l)           to delete the definition of "Senior Lender Intercreditor Agreement" in Section 11.1 and replace it in its entirety as follows:

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"Senior Lender Intercreditor Agreement" means that certain Subordination Agreement, dated as of July 19, 2005, executed by the Company, the Senior Lender, and Purchaser, pursuant to which the relative priorities of the Senior Lender and Purchaser with respect to the repayment of Senior Debt and Senior Subordinated Obligations are established, as the same may be amended, supplemented or otherwise modified from time to time."

and

(m)         to delete the definition of "Senior Loan Agreement" in Section 11.1 and replace it in its entirety as follows:

"Senior Loan Agreement" means the Loan and Security Agreement between the Company and the Senior Lender, dated as of July 19, 2005, as the same may be amended, supplemented or otherwise modified from time to time."

2.            Limited Waiver. Subject to the satisfaction of the conditions set forth in Section 7 of this Amendment, HCIC hereby waives the Company's failure to comply with the financial covenant contained in Section 6.18(b) of the Purchase Agreement for any twelve-month period ending on or prior to June 30, 2005 and any Event of Default created thereby. Notwithstanding the foregoing, except as expressly stated in the remainder of this Section 2 or in Section 1 of this Amendment, nothing contained in this Amendment will in any manner waive, supplement, release, modify or limit any obligation of the Company to comply with each of the terms and conditions of the Purchase Agreement or any other agreement contemplated by the Purchase Agreement nor any of the Purchaser's rights and privileges with respect thereto.

3.            Representations and Warranties of the Company. The Company represents and warrants that:

(a)          the execution, delivery and performance by the Company of this Amendment have been duly authorized by all necessary corporate action and this Amendment is a legal, valid and binding obligation of the Company enforceable in accordance with its terms;

(b)          each of the representations and warranties contained in the Purchase Agreement is true and correct in all material respects on and as of the date hereof as if made on the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date and except as set forth on the schedule thereto;

(c)          neither the execution, delivery and performance of this Amendment of the consummation of the transactions contemplated hereby does or shall contravene, result in a breach of, or violate (i) any provision of the Company's organizational documents, (ii) any law or regulation, or any order or decree of any government instrumentality, or (iii) any indenture, mortgage, deed of trust, lease, agreement or other instrument to which the

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Company is a party or by which the Company or any of its property is bound, except in any such case to the extent such conflict or breach has been waived by a written document, a copy of which has been delivered to HCIC on or before the date of this Amendment.

4.	Acknowledgement regarding Purchase Agreement.

(a)          Except as expressly set forth in this Amendment, the Purchase Agreement and the other agreements and documents contemplated by the Purchase Agreement remain in full force and effect and are hereby ratified and affirmed, including without limitation, any interest payment provisions for any interest accruing prior to the date of this Agreement.

(b)          Except as expressly set forth in this Amendment, the execution, delivery and effectiveness of this Amendment will not operate as a waiver of any right, power or remedy of the Purchaser under the Purchase Agreement or any other agreements or documents contemplated by the Purchase Agreement. Upon the effectiveness of this Amendment, each reference in the Purchase Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of similar import will mean and be a reference to the Purchase Agreement as amended by this Amendment.

(c)          The Company acknowledges that there is no defense, setoff or counterclaim of any kind, nature or description to the Company's obligations under the Purchase Agreement or any other agreements or documents contemplated by the Purchase Agreement or the payment of any obligation of the Company thereunder when due.

5.            Costs, Expense and Fees. The Company shall pay HCIC a fee of $10,000 in connection with this Amendment. The Company also agrees to reimburse HCIC for all fees, costs and expenses, including the fees, costs and expenses of counsel or other advisors for advice, assistance or other representation in connection with this Amendment and the other documents to be delivered in connection with this Amendment.

6.            Governing Law. This Amendment will be governed by and construed in accordance with the internal laws of the State of Ohio, without regard for conflicts of laws principles.

7.            Conditions Precedent. This Amendment will become effective when each of the following conditions precedent have been met to the satisfaction of HCIC or waived in writing by HCIC:

(a)          Each of HCIC and the Company has delivered to the other duly executed counterparts of this Amendment; and

(b)          The representations and warranties contained in this Amendment are true and correct in all respects.

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(c)          HCIC has received a duly executed Unconditional Limited Guaranty, in form and substance satisfactory to HCIC, from Timothy S. Durham.

(d)          HCIC has received a duly executed Subordination Agreement, in form and substance satisfactory to HCIC, from LaSalle Business Credit LLC and the Company.

(e)          The closing has occurred under. the Loan and Security Agreement between LaSalle Business Credit LLC and the Company.

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IN WITNESS WHEREOF, the parties have, through their duly authorized representatives, executed this Agreement as of the date first above written.

UNITED EXPRESSLINE, INC. By Name: Title: THE HUNTINGTON CAPITAL INVESTMENT COMPANY By /s/ Mark Bahlmann Name: Mark Taylor Bahlmann Title: Vice President

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